Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 2, 2007 accompanying the consolidated financial statements of Encore Bancshares, Inc. and Subsidiaries included in the Registration Statement and Prospectus. We consent to the incorporation by reference of said report in the Registration Statement of Encore Bancshares, Inc. and Subsidiaries on Form S-8.

/s/ Grant Thornton LLP

Houston, Texas

July 18, 2007